Exhibit 4.1
CERTIFICATE OF DISSOLUTION

OF

EMRISE CORPORATION
_______________________________________

EMRISE CORPORATION, a corporation organized and existing under the General Corporation Laws of the State of Delaware (the “Corporation”), pursuant to Section 275 of the General Corporation Law of the State of Delaware (“DGCL”),

DOES HEREBY CERTIFY AS FOLLOWS:

1.	The name of the Corporation is: EMRISE Corporation

2.	The dissolution of the Corporation has been duly authorized by the Board of Directors and the Stockholders of the Corporation, in accordance with subsections (a) and (b) of Section 275 of the DGCL.

3.	The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was July 14, 1989.

4.	The dissolution of the Corporation was authorized on June 25, 2015, to be effective upon the filing of this Certificate of Dissolution.

5.	The following is a list of the names and addresses of all directors of said Corporation:

Name	Address

Julie A. Abraham	2530 Meridian Parkway Durham, NC 27713

Otis W. Baskin	2530 Meridian Parkway Durham, NC 27713

Frank P. Russomanno	2530 Meridian Parkway Durham, NC 27713

6.	The following is a list of the names, titles and addresses of all officers of said Corporation:

Name	Title(s)	Address

Frank P. Russomanno	Executive Director	2530 Meridian Parkway Durham, NC 27713

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Dissolution to be executed by Frank P. Russomanno, its duly authorized Executive Director, on this 1st day of July, 2015.

EMRISE CORPORATION

By:	/s/ Frank P. Russomanno
Name:	Frank P. Russomanno
Title:	Executive Director